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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                         April 30, 2002 (April 8, 2002)
                Date of Report (Date of earliest event reported)

                              JUST LIKE HOME, INC.
             (Exact name of Registrant as specified in its charter)

                 Florida                       0-25908                   65-0568234
      (State or other jurisdiction     (Commission File Number)        (IRS Employer
            of incorporation)                                      Identification Number)

                          311 Castle Shannon Boulevard
                         Pittsburgh, Pennsylvania 15234
                    (Address of principal executive offices)

                                 (412) 341-4500
              (Registrant's telephone number, including area code)

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Item 5. Other Events

     Just Like Home, Inc. leases all eight assisted living facilities it operates from Health Care REIT, Inc. ("HCN") pursuant to a master lease. The Company has been in arrears on its lease payments to HCN, and on April 8, 2002, HCN delivered a notice of termination of the master lease for all eight facilities. The Company has negotiated with HCN since then to either (1) extend the lease, or (2) agree to a sale of the leased facilities by HCN to the Company. While those negotiations continued, HCN had also insisted on negotiation and finalization of documents to effect a voluntary transfer of possession and control of the eight facilities to HCN.

     As of April 30, 2002, the Company anticipates that it will not be able to extend the lease with HCN or acquire the facilities, and that the Company is likely to finalize its agreements with HCN to surrender possession of the eight facilities to HCN as early as May 1, 2002.

     If the Company agrees to surrender possession of the eight facilities voluntarily to HCN in accordance with the draft agreements, the Company anticipates it will enter into a settlement agreement with HCN whereby, upon the payment of an agreed-upon amount and satisfaction of the Company's obligations under the agreement, the company and HCN will release each other from any claims.

     If the lease with HCN is terminated, voluntarily or otherwise, JLH will discontinue all operations of its current assisted living facilities and will have no other active business operations at the present time. Management and the Board of Directors of the Company are considering the options available to the Company, including pursuing other management contracts, acquiring other long term care facilities or marketing a shell publicly-traded company with substantial net operating loss carryforwards.

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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               JUST LIKE HOME, INC.

Date: April 30, 2002                           /s/ Robert C. Lohr
                                               --------------------------------
                                               Chairman of the Board and
                                               Chief Executive Officer

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